Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS

THIS SEPARATION AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS (this “Agreement”) is made and entered into as of this 5th day of September, 2008, by and between Thomas G. Conforti, an individual (the “Executive”), and DineEquity, Inc., f/k/a IHOP Corp., a Delaware corporation (the “Company”).

WHEREAS, Executive and the Company, are parties to that certain Employment Agreement, effective as of December 9, 2006 (the “Employment Agreement”), pursuant to which Executive is employed by the Company as its Chief Financial Officer;

WHEREAS, Executive and the Company now desire to terminate their employment relationship and to resolve amicably, fully and finally all matters between them, including, but in no way limited to, those matters relating to the employment relationship between them and the termination of that relationship;

WHEREAS, the Company has agreed to provide Executive with certain additional rights and benefits (as described below) in exchange for Executive’s full release of any and all claims that Executive may have against the Company and/or any of the “Released Parties” (as that term is defined herein) as provided herein, Executive’s cooperation in certain matters relating to the business of the Company and the Released Parties as provided herein, and all of the other covenants, promises and terms contained in this Agreement; and

WHEREAS, the Board of Directors of the Company has approved Executive’s separation from service pursuant to the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the recitals above and the mutual promises and obligations contained herein, and other good and valuable consideration, the receipt and sufficiency of which are expressly acknowledged, it is agreed as follows:

1.     Executive hereby resigns from his employment and any and all offices, directorships and other positions with the Company, as well as each subsidiary or affiliate of the Company as set forth in the resignation letter appended as Attachment A hereto, and the Company hereby accepts such resignation, effective September 5, 2008 (the “Separation Date”).  Executive agrees to remain available after the Separation Date, in accordance with Paragraph 18 hereof, for purposes of effectuating a smooth transition of his responsibilities to a successor (and/or interim successor) without additional compensation or benefits other than as specifically provided in this Agreement or as Executive and the Company may otherwise agree.  Executive acknowledges and agrees that he will have no further duties or responsibilities and no further authority on behalf of the Company or its affiliates after the Separation Date, other than as specifically set forth herein.

2.     The Company will issue a press release contemporaneously with Executive’s resignation hereunder that is consistent with the text of Attachment B hereto, and Executive agrees to provide his reasonable cooperation and assistance to the Company in issuing any such press release or other announcements concerning his departure consistent with Attachment B.

3.     The Company will pay to Executive his full base salary, at the rate in effect on the Separation Date, along with all accrued, unused vacation in accordance with Company policy, through the Separation Date, regardless of whether Executive signs this Agreement (the “Accrued Obligations”).  For avoidance of doubt, the parties acknowledge that Executive currently has 240 hours of accrued, unused vacation as of the date hereof.

4.     In consideration of Executive’s release of all claims and his other covenants and agreements contained herein, and provided that this Agreement has been executed by Executive by the twenty-second (22nd) day following the date of presentation hereof and has not been revoked by Executive as of the eighth (8th) calendar day following Executive’s execution of this Agreement, and further provided that Executive has not breached this Agreement in any material respect, the Company shall provide Executive with the following separation benefits:

(a)           The Company shall pay Executive the following cash payments, which, subject to Paragraph 6 hereof, shall be payable as soon as practicable in a lump sum following the “Effective Date” (as that term is defined in Paragraph 9 hereof), but in no event earlier than the Separation Date, and in no event later than 15 days following the Separation Date:

(i)            The Company shall pay Executive a cash payment equal to $435,000.00, which represents twelve (12) months of base salary at Executive’s salary rate in effect as of the date hereof, less all applicable Federal, state, and/or local taxes and all other authorized payroll deductions; and

(ii)           The Company shall also pay Executive a cash payment equal to $289,430.00, which represents the average of the annual bonuses paid by the Company to Executive with respect to the three (3) fiscal years ended immediately prior to the Separation Date, less all applicable federal, state, and/or local taxes and all other authorized payroll deductions.

(b)           For twelve (12) months following the Separation Date (the “Welfare Benefit Continuation Period”), the Company shall, at the Company’s expense and in accordance with the Company’s established payment practices, provide Executive with continued life, disability, accident and health insurance benefits (which includes, for avoidance of doubt, the Exec-U-Care plan that covers medical expenses for Executive and his family members covered thereunder as of the date of this Agreement that are not otherwise covered under a group health plan) substantially similar to those which Executive and his covered family members are receiving immediately prior to the Separation Date; provided, however, that such continued benefits shall be reduced to the extent comparable benefits are actually received by or made available to Executive without cost during such 12-month period; and provided, further, that Executive shall promptly report to the Company any such benefits actually received.  The coverage period for purposes of the group health continuation requirements of Section 4980B (“COBRA”) of the Internal Revenue Code of 1986, as amended (the “Code”) shall commence as of the Separation

Date, and shall run concurrently with the Welfare Benefit Continuation Period, and Executive acknowledges that, with respect to benefits covered by COBRA, such benefit continuation shall be deemed to satisfy the obligations of the Company to provide continuation of benefits under COBRA for the Welfare Benefit Continuation Period and that the Company may satisfy such obligation by paying any applicable COBRA premiums or causing such premiums to be paid.

(c)           The Company shall provide Executive with a cash payment equal of $10,200.00, less applicable withholding, representing twelve (12) months of automobile allowance, at the rate currently in effect for chief-level officers under the Company’s executive perquisites policy; provided, however, that all expenses for gas, car washes, maintenance, insurance, registration, and other operating expenses shall be Executive’s sole responsibility.

(d)           The Company shall make available to Executive for a period of up to 18 months following the Effective Date, at the Company’s expense, executive-level outplacement assistance benefits through Right Management or another outplacement firm of Executive’s choice, provided that such benefits shall be capped at $12,000.00 and will be paid by the Company directly to the provider.

(e)           Subject to Executive’s continued compliance in all material respects with the terms of this Agreement, effective as of the Effective Date of this Agreement, the remaining unvested portion (consisting of 6,375 restricted shares) of the 8,500 restricted shares of common stock, $0.01 par value, of the Company, granted to Executive pursuant to the Restricted Stock Award Agreement dated August 27, 2007 (the “Grant Agreement”, and the shares granted thereunder, the “Restricted Share Grant”) under the IHOP Corp. 2001 Stock Incentive Plan (the “Plan”), shall become immediately vested and the restrictions thereon will lapse.  The Restricted Share Grant shall otherwise continue to be subject to such other terms and conditions as are contained in the Plan and the Grant Agreement.

(f)            Subject to Executive’s continued compliance in all material respects with the terms of this Agreement, effective as of December 31, 2008, the Company shall issue and pay out to Executive, in the form of common stock, the target amount of 5,000 shares of common stock, $0.01 par value, of the Company, granted to Executive pursuant to the Performance Shares Award Agreement dated January 1, 2006 for the three (3)-year period ending December 31, 2008 (the “Performance Share Agreement”, and the shares granted thereunder, the “Cycle 3 LTIP Grant”) under the Terms and Conditions of Performance Share Awards Issued Pursuant to the Deferred Stock Provisions of the Plan (the “Terms and Conditions”) and the Plan.  Such shares shall be issued and paid out to Executive irrespective of whether the performance goals set forth in the

Performance Share Agreement (and if applicable, the Terms and Conditions and the Plan) are or have been attained.  The Cycle 3 LTIP Grant shall otherwise continue to be subject to such terms and conditions as are contained in the Terms and Conditions, the Plan and the Performance Share Agreement.

(g)           Except as otherwise provided herein, all other stock options, deferred stock, performance shares, and restricted stock or any other equity grants held by Executive, to the extent not already vested as of the date immediately prior to the Separation Date, shall lapse and terminate immediately thereon.

(h)           The Company shall continue in effect for the benefit of Executive all insurance or other provisions for indemnification and defense of officers and directors of the Company which are in effect as of the Separation Date with respect to all of Executive’s acts and omissions while an officer or director until the final expiration or running of all periods of limitation against legal actions which may be applicable to such acts or omissions.

(i)            The Company shall reimburse Executive for his reasonable and documented attorneys’ fees and expenses, up to a maximum of $7,500.00, incurred prior to September 15, 2008 in connection with negotiating this Agreement.  Such documentation shall be submitted by Executive within 60 days following the Effective Date, and the Company shall make such reimbursement payments not later than 30 days following the date on which Executive submits such documentation.

(j)            Executive hereby acknowledges and agrees that, except for the Accrued Obligations, he shall not be eligible to receive any payments or other consideration under this Agreement until after the Effective Date.  For avoidance of doubt, Executive acknowledges and agrees that if he does not sign this Agreement with respect to the release provisions of Paragraphs 7, 8 and 9 hereof, or if he revokes or breaches this Agreement, he will have no right to receive any of the payments or benefits under this Agreement, and the Company shall have no further obligation to him hereunder (with the exception of the Accrued Obligations, which will be paid to him whether or not he signs this Agreement).

5.     As of the Effective Date, the payments and benefits provided hereunder are in lieu of any severance payment or severance benefits under the Employment Agreement or any Company severance plan or any other Company plan, policy, program or arrangement whatsoever, whether written or unwritten, formal or informal, Executive’s rights to any severance compensation or severance benefits from the Company, other than as set forth herein, shall cease as of the Separation Date, and Executive’s active participation in any other Company plan, policy, program or arrangement whatsoever, whether written or unwritten, formal or informal, shall cease as of the Separation Date and Executive’s rights and benefits thereunder shall be governed in accordance with the terms of such plan, policy, program or arrangement.

6.     The payments and benefits under this Agreement are not intended to constitute non-compliant “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the Treasury Regulations relating thereto, and the parties intend that Executive shall not be subject to the payment of additional taxes and interest under Section 409A of the Code.  In furtherance of this intent, and notwithstanding anything to the contrary in this Agreement, this Agreement shall be interpreted, operated, and administered in a manner consistent with these intentions, and the payment of consideration, compensation, and benefits pursuant to this Agreement shall be interpreted and administered in a manner intended to avoid the imposition of additional taxes under Section 409A of the Code.

(a)           Notwithstanding any provision to the contrary in this Agreement, no payment or distribution under this Agreement which constitutes an item of deferred compensation under Section 409A of the Code and becomes payable by reason of Executive’s termination of employment with the Company will be made to Executive unless Executive’s termination of employment constitutes a “separation from service” (as such term is defined in Treasury Regulations issued under Section 409A of the Code).

(b)           In addition, no such payment or distribution will be made to Executive prior to the earlier of (i) the expiration of the six (6)-month period (the “Six-Month Delay”) measured from the date of Executive’s “separation from service” (as such term is defined in Treasury Regulations issued under Section 409A of the Code) or (ii) the date of Executive’s death, if Executive is deemed at the time of such separation from service to be a “key employee” within the meaning of that term under Section 416(i) of the Code and to the extent such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A(a)(2) of the Code.  All payments and benefits which had been delayed pursuant to the immediately preceding sentence shall be paid to Executive in a lump sum upon expiration of such six-month period (or, if earlier, upon the Executive’s death).

(c)           Notwithstanding the foregoing provisions, to the extent permitted under Section 409A, any separate payment or benefit under this Agreement or otherwise shall not be “deferred compensation” subject to Section 409A and the Six-Month Delay to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4) and (b)(9) and any other applicable exception or provision under Section 409A. Further, each individual installment payment that becomes payable under this Agreement shall be a “separate payment” under Section 409A. Specifically, to the extent the provisions of Treasury Regulation Section 1.409A-1(b)(9) are applicable to any individual installment payment that becomes payable under this Agreement, the portion of the such payment that is less than the limit prescribed under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) (or any successor provision) (the “Separation Pay Amount”) shall be payable to the Executive in the manner prescribed herein without any regard to the Six-Month Delay.

(d)           To the extent that any reimbursable expenses hereunder are deemed to constitute compensation to Executive, such expenses shall be paid or reimbursed reasonably promptly, but not later than by December 31 of the year following the year in which the expense was incurred.  The amount of such expenses eligible for reimbursement in one calendar year shall not affect the amount of expenses eligible for reimbursement in any other calendar year, and Executive’s right to reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

7.     Subject to Paragraph 8 below, Executive hereby releases and discharges forever the Company, and each of its divisions, affiliates and subsidiaries, and each of their present and former directors, officers, employees, trustees, agents, attorneys, administrators, plans, plan administrators, insurers, parent corporations, subsidiaries, divisions, related and affiliated companies and entities, shareholders, members, representatives, predecessors, successors and assigns, and all persons acting by, through, under or in concert with them (hereinafter collectively referred to as the “Released Parties”), from and against all liabilities, claims, demands, liens, causes of action, charges, suits, complaints, grievances, contracts, agreements, promises, obligations, costs, losses, damages, injuries, attorneys’ fees, and other legal responsibilities (collectively referred to as “Claims”), of any form whatsoever, including, but not limited to, any claims in law, equity, contract, tort, or any claims under the California Labor Code, the California Civil Code, the California Business and Professions Code, the California Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, as amended, the Americans With Disabilities Act, the Age Discrimination in Employment Act (“ADEA”), as amended by the Older Workers Benefit Protection Act of 1990 (29 U.S.C. §§ 621, et seq.), the Sarbanes-Oxley Act of 2002, the Employee Retirement Income Security Act of 1974, or any other local ordinance or federal or state statute, regulation or constitution, whether known or unknown, unforeseen, unanticipated, unsuspected or latent, which Executive or Executive’s successors in interest now own or hold, or have at any time heretofore owned or held, or may at any time own or hold by reason of any matter or thing arising from any cause whatsoever prior to the date of execution of this Agreement, and without limiting the generality of the foregoing, from all claims, demands and causes of action based upon, relating to, or arising out of:  (a) Executive’s employment relationship with the Company and/or any of the Released Parties and the termination of that relationship; (b) Executive’s relationship as a shareholder, optionholder or holder of any interest whatsoever in any of the Released Parties; (c) Executive’s relationship with any of the Released Parties as a member of any boards of directors; and (d) any other type of relationship (business or otherwise) between Executive and any of the Released Parties.

8.     Notwithstanding the generality of Paragraph 7, Executive does not release the following claims and rights:

(a)           Executive’s rights under this Agreement;

(b)           any claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(c)           claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of the federal law known as COBRA or the comparable California law known as Cal-COBRA;

(d)           any rights vested prior to the Separation Date to benefits under any Company-sponsored retirement or welfare benefit plan;

(e)           Executive’s rights, if any, to indemnity and/or advancement of expenses pursuant to applicable state law, the Company’s articles, bylaws or other corporate governance documents, and/or to the protections of any director’ and officers’ liability policies of the Company or any of its affiliates; and

(f)            any other right that may not be released by private agreement.

(collectively, the “Executive Unreleased Claims”).

9.     Without limiting the scope of the foregoing release of Claims in any way, Executive certifies that this release constitutes a knowing and voluntary waiver of any and all rights or claims that exist or that Executive has or may claim to have under ADEA.  This release does not govern any rights or claims that might arise under the ADEA after the date this Agreement is signed by the parties.  Executive acknowledges that:  (a) the consideration provided pursuant to this Agreement is in addition to any consideration that he would otherwise be entitled to receive; (b) he has been and is hereby advised in writing to consult with an attorney prior to signing this Agreement; (c) he has been provided a full and ample opportunity to review this Agreement, including a period of at least twenty-one (21) days within which to consider it; (d) to the extent that Executive takes less than twenty-one (21) days to consider this Agreement prior to execution, Executive acknowledges that he had sufficient time to consider this Agreement with counsel and that he expressly, voluntarily and knowingly waives any additional time; and (e) Executive is aware of his right to revoke this Agreement at any time within the seven (7)-day period following the date on which he executes the Agreement and that the Agreement shall not become effective or enforceable until the calendar day immediately following the expiration of the seven (7)-day revocation period (the “Effective Date”).  Executive further understands that he shall relinquish any right he has to the consideration specified in this Agreement if he exercises his right to revoke it.  Notice of revocation must be made in writing and must be received by John Jakubek, Senior Vice President, Human Resources of the Company, no later than 5:00 p.m. (Pacific Time) on the seventh (7th) calendar day immediately following the date on which Executive executes this Agreement.

10.   It is further understood and agreed that all rights under Section 1542 of the California Civil Code and/or any statute or common law principle of similar effect in any jurisdiction are hereby expressly waived by Executive with respect to any Claims other than the Executive Unreleased Claims.  Said Section 1542 reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF

EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Notwithstanding the provisions of Section 1542 or any statute or common law principle of similar effect in any jurisdiction, and for the purpose of implementing a full and complete release and discharge of all claims, Executive expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all claims which Executive does not know or suspect to exist in Executive’s favor at the time of execution hereof, and that the general release agreed upon contemplates the extinguishment of any such claims.

11.   Executive represents and covenants that he has not filed, initiated or caused to be filed or initiated, any Claim, charge, suit, complaint, grievance, action or cause of action against the Company or any of the Released Parties.  Except to the extent that such waiver is precluded by law, Executive further promises and agrees that he will not file, initiate, or cause to be filed or initiated any Claim, charge, suit, complaint, grievance, action, or cause of action based upon, arising out of, or relating to any Claim, demand, or cause of action released herein, nor shall Executive participate, assist or cooperate in any Claim, charge, suit, complaint, grievance, action or proceeding regarding any of the Released Parties, whether before a court or administrative agency or otherwise, unless required to do so by law.  The parties acknowledge that this Agreement will not prevent the Executive from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency); provided, however, that Executive acknowledges and agrees that any Claims by Executive, or brought on his behalf, for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be and hereby are barred.

12.   Executive represents and warrants that he has made no assignment or other transfer, and covenants that he will make no assignment or other transfer, of any interest in any Claim which he may have against the Released Parties, or any of them.

13.   Executive agrees to indemnify and hold harmless the Released Parties, and each of them, against any loss, claim, demand, damage, expenses, or any other liability whatsoever, including reasonable attorneys’ fees and costs resulting from:  (a) any breach of this Agreement by Executive or Executive’s successors in interest; (b) any assignment or transfer, or attempted assignment or transfer, of any Claims released hereunder; or (c) any action or proceeding brought by Executive or Executive’s successors in interest, or any other, if such action or proceeding arises out of, is based upon, or is related to any Claims, demands, or causes of action released herein; provided, however, that this indemnification provision shall not apply to any challenge by Executive of the release of claims under the ADEA, Title VII, or similar discrimination laws, and any right of the Release Parties to recover attorneys’ fees and/or expenses for such breach shall be governed by applicable law.  It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by any of the Released Parties under this indemnity.

14.   Executive and the Company each understands that the foregoing payments and consideration are received by Executive and the Company in connection with the parties’

resolution of all matters between them, including, but not limited to, all matters relating to their employment relationship and the termination of that relationship, and that neither this Agreement nor the aforesaid payments and consideration are to be construed as an admission on the part of any of the Released Parties of any wrongdoing or liability, nor to be admissible as evidence in any proceeding, other than for enforcement of the provisions of this Agreement.

15.   Executive hereby acknowledges and reaffirms his obligations to comply with Section 14(a), (c) and (d) of the Employment Agreement for the period(s) specified therein.  Executive hereby covenants and agrees that he shall at all times comply with Section 14(a), (c) and (d) of the Employment Agreement for the period(s) specified therein, and that such compliance is an express and absolute condition of this Agreement, violation of which by Executive shall constitute a material breach of this Agreement.

16.   Subject to Paragraph 19, Executive agrees not to publish or disseminate, directly or indirectly, any statements, whether written or oral, or other verbal or non-verbal communications that clearly communicate an affirmative or negative response to a question or statement, that are disparaging of any of the Released Parties and/or their businesses, or any of their past or present or future officers, directors, employees, advisors, or agents in their capacity as such, or any of their policies, procedures, practices, decision-making, conduct, professionalism or compliance with standards.  For avoidance of doubt, statements by Executive, which Executive reasonably and in good faith believes to be accurate and truthful, made to the Company, or its subsidiaries, affiliates or representatives pursuant to Executive’s obligations under Paragraph 18 hereof shall not be deemed a violation of this Paragraph 16.

17.   The Company agrees not to publish or disseminate, directly or indirectly, any statements, whether written or oral, that are disparaging of Executive, or any of his past or present practices, decision marking, conduct, professionalism or compliance with standards.  The foregoing portion of this Paragraph shall apply only to representatives of the Company at the level of executive officer or director or individuals acting at their direction.  The Company agrees that, provided Executive directs any potential employer to contact the Company’s Chief Executive Officer for purposes of a reference, the Company shall provide a reference for Executive in a form mutually agreed by the parties.

18.   Subject to Paragraph 19, for the three (3)-year period following the Separation Date, Executive agrees to cooperate fully with the Company and its subsidiaries and affiliates concerning reasonable requests for information about the business of the Company or its subsidiaries or affiliates or Executive’s involvement and participation therein; the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company or its subsidiaries or affiliates which relate to event or occurrences that transpired while Executive was employed by the Company; and in connection with any investigation or review by any federal, state or local regulatory, quasi-regulatory or self-governing authority (including, without limitation, the Securities and Exchange Commission) as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company.  Executive’s full cooperation shall include, but not be limited to, being available to meet and speak with officers or employees of the Company and/or its counsel at reasonable times and locations, executing accurate and truthful documents, appearing at the Company’s request as a witness at depositions, trials or other proceedings without the necessity of a subpoena, and taking such other actions as may reasonably be requested by of the Company and/or its counsel to effectuate the foregoing.  In requesting such services, the Company will consider other commitments that Executive may have at the time of the request, and Executive’s availability and obligations under this Paragraph shall in all instances reasonably be subject to Executive’s other commitments.  The Company agrees to reimburse Executive for any reasonable, out-of-pocket travel, hotel and meal expenses incurred in connection with Executive’s performance of obligations pursuant to this Paragraph 18 for which Executive has obtained prior, written approval from the Company.  In addition, the Company shall compensate Executive at an hourly fee of $209.00/hour for time expended by Executive, at the Company’s specific request, in providing services hereunder in excess of (i) 25 hours per month prior to the first anniversary of the Separation Date or (ii) 10 hours per month after the first anniversary of the Separation Date.

19.   Nothing in this Agreement is intended to or shall preclude either party from providing testimony that such party reasonably and in good faith believes to be truthful in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law.  Executive shall notify the Company in writing as promptly as practicable after receiving any such request of the anticipated testimony and at least ten (10) days prior to providing such testimony (or, if such notice is not possible under the circumstances, with as much prior notice as is possible) to afford the Company a reasonable opportunity to challenge the subpoena, court order or similar legal process.  Moreover, nothing in this Agreement shall be construed or applied so as to limit any person from providing candid statements that such party reasonably and in good faith believes to be truthful to any governmental or regulatory body or any self-regulatory organization.

20.   Executive represents and warrants that he is not aware of any actions or omissions by any current or former officer, director, employee, agent, consultant, or representative of the Company (including Executive) through the date hereof that were or have been alleged to be (individually or in the aggregate) materially harmful or detrimental to the Company, its business, or its shareholders, including, without limitation, violations of any laws or accounting policies or principles, the taking of unreasonable tax positions, or the furnishing of inaccurate statements, invoices or other reports to any person or entity.

21.   Executive covenants and agrees that he shall immediately return to the Company, on or before the Separation Date, all Company property in his possession, custody or control, including, but not limited to, Executive’s Company ID card, keys, parking and building access cards and any cellular phone, computer or electronic devices allocated to or otherwise in the possession, custody or control of Executive; provided, however, that Executive shall be entitled to keep, and shall not be required to return to the Company, his laptop computer, his Blackberry, and his computer printer (and all accessories with respect thereto); provided, further, that such equipment is first returned to the Company’s IT Department which shall delete any and all confidential and/or proprietary information of the Company that may be contained on the hard drive of such computer or otherwise stored on such equipment and that this Paragraph shall not in any way diminish Executive’s obligations to the Company under Section 14 of the Employment Agreement as set forth herein.

22.   Except as is necessary for any of the Released Parties or Executive to enforce its or his rights under this Agreement through provisional or interim injunctive relief or specific performance, the parties agree that any disputes or controversies arising out of, relating to or in connection with this Agreement and/or Executive’s employment relationship with the Company and the termination of that relationship shall be submitted to binding arbitration before a single neutral arbitrator in Los Angeles, California, in accordance with the rules of the American Arbitration Association governing employment disputes then in effect, as the exclusive remedy for resolving any and all such disputes.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  Except in the case where the Executive initiates the arbitration and is found by the arbitrator not to be the prevailing party, the Company shall bear the cost of any arbitration fees or expenses.

23.   Executive and the Company understand that this Agreement is deemed to have been drafted jointly by the parties.  Any uncertainty or ambiguity shall not be construed for or against any party based on attribution of drafting to any party.

24.   This Agreement may be executed in counterparts, which together shall constitute one and the same Agreement.  The parties may execute more than one copy of this Agreement, each of which copies shall constitute an original.  A facsimile signature shall be deemed to be the same as an original signature.

25.   Executive and the Company understand that this Agreement represents the entire agreement and understanding between the parties with respect to the subject matter hereof and, except as expressly stated in this Agreement, supersedes any prior agreement, understanding or negotiations respecting such subject matter, including but not limited to the Employment Agreement.  No change to or modification of this Agreement shall be valid or binding unless it is in writing and signed by Executive and a duly authorized representative of the Company.

26.   Executive and the Company understand and acknowledge that reliance is placed wholly upon Executive’s and the Company’s own judgment, belief and knowledge as to the propriety of entering into this Agreement.  Executive and the Company further acknowledge that each of them is relying solely upon the contents of this Agreement, that there have been no other representations or statements made by any of the Released Parties or Executive, and that Executive and the Company are not relying on any other representations or statements whatsoever of any of the Released Parties or Executive as an inducement to enter into this Agreement, and if any of the facts upon which Executive or the Company now relies in making this Agreement shall hereafter prove to be otherwise, this Agreement shall nonetheless remain in full force and effect.

27.   No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement.  No waiver shall be binding unless in writing and signed by the party waiving the breach.

28.   This Agreement shall inure to the benefit of and be binding upon the heirs, representatives, successors and assigns of each of the parties to it.

29.   This Agreement shall be governed and construed under the laws of the State of California, without regard to its conflict of laws rules.

30.   Executive acknowledges that Executive has personally read this Agreement and that Executive has reviewed, or has had the opportunity to review, this Agreement with legal counsel of Executive’s own choosing.  Executive further acknowledges that he has been provided a full and ample opportunity to study this Agreement, that it fully and accurately reflects the content of any and all understandings and agreements between the parties concerning the matters referenced herein.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement is executed by the parties hereto as of the date indicated by the signature.

THOMAS G. CONFORTI

DATED:	September 5, 2008	/s/ Thomas G. Conforti

DINE EQUITY, INC. f/k/a IHOP CORP.,
a Delaware corporation

DATED:	September 5, 2008	By:	/s/ John Jakubek

		Its:	Senior Vice President, Human Resources